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                                                                    Exhibit 23.1



                             INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Abraxas Petroleum Corporation on Form S-1 of our report dated March 26, 2002 (January 23, 2003 as to Note 19), which expresses an unqualified opinion and includes an explanatory paragraph relating to the significant subsequent events described in Note 19 and an explanatory paragraph relating to a change in the method of accounting for derivative financial instruments as discussed in Note 16, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Antonio, Texas
February 4, 2003